[Letterhead of Singer Lewak Greenbaum & Goldstein LLP]

April 4, 2006


Securities and Exchange Commission
Washington, D.C. 20549

Dear Commissioners:

We have read AFG Enterprises USA, Inc.'s statements included under Form 10 SB Disclosures of its 8-K dated April 4, 2006, and we agree with such statements concerning our firm.


/s/ Singer Lewak Greenbaum & Goldstein LLP
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SINGER LEWAK GREENBAUM & GOLDSTEIN LLP